                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

     Filed by the registrant [X]

     Filed by a party other than the registrant [ ]

     Check the appropriate box:

     [ ] Preliminary proxy statement        [ ] Confidential, for Use of the
                                                Commission Only (as permitted by
                                                Rule 14a-6(e)(2))

     [X] Definitive proxy statement

     [ ] Definitive additional materials

     [ ] Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                      Northwestern Steel and Wire Company
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                                 [COMPANY NAME]
--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (Check the appropriate box):

     [ ] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2)
or Item 22(a)(2) of Schedule 14A.

     [ ] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
0-11.

     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

--------------------------------------------------------------------------------

     (4) Proposed maximum aggregate value of transaction:

--------------------------------------------------------------------------------

     (5) Total fee paid:

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     [ ] Fee paid previously with preliminary materials.

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     [ ] Check box if any part of the fee is offset as provided by Exchange Act
Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

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     (2) Form, schedule or registration statement no.:

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     (3) Filing party:

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     (4) Date filed:

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

                               Northwestern Logo

Dear Shareholder:

     You are cordially invited to attend the Annual Meeting of Shareholders of Northwestern Steel and Wire Company, to be held on Thursday, January 16, 1997, at 10:30 a.m. Central Standard Time at The Palmer House Hilton, Room PDR18 -- 4th Floor, 17 E. Monroe Street, Chicago, Illinois.

     The following Notice of Annual Meeting and Proxy Statement describe the formal business to be transacted at the Meeting. During the Meeting we will also report on the operations of the Company. Our 1996 Annual Report accompanies this Proxy Statement.

     It is important that your shares be represented at the Meeting regardless of the size of your holdings. If you are unable to attend in person, we urge you to participate by voting your shares by proxy. You may do so by filling out and returning the enclosed proxy card.

     If you arrive early, you are invited to have coffee and meet informally with the Directors.

                                          Sincerely,

                                          Robert N. Gurnitz
                                          Chairman of the Board and
                                          Chief Executive Officer

                               Northwestern Logo

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                         TO BE HELD ON JANUARY 16, 1997

     The Annual Meeting of Shareholders of Northwestern Steel and Wire Company (the "Company") will be held on Thursday, January 16, 1997, at 10:30 a.m. Central Standard Time at The Palmer House Hilton, Room PDR18 -- 4th Floor, 17 E. Monroe Street, Chicago, Illinois, for the following purposes:

     (1) To elect five Directors to hold office for two year terms.

     (2) To transact such other business as may properly come before the Annual Meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on December 6, 1996 as the record date for determining shareholders entitled to notice of, and to vote, at the Annual Meeting and any adjournments thereof.

     We encourage you at attend the Annual Meeting and vote your shares in person. To be sure your shares are represented at the meeting, you are requested to date, sign and return promptly the accompanying proxy in the enclosed envelope provided. You may revoke your proxy at any time before it is actually voted by notice in writing to the undersigned.

                                          By order of the Board of Directors

                                          Timothy J. Bondy
                                          Secretary

Sterling, Illinois
December 16, 1996

                      Northwestern Steel and Wire Company
                               121 WALLACE STREET
                         STERLING, ILLINOIS 61081-0618

                                PROXY STATEMENT

     The Annual Meeting of Shareholders (the "Annual Meeting") of Northwestern Steel and Wire Company (the "Company") will be held at 10:30 a.m., Central Standard Time, Thursday, January 16, 1997, at The Palmer House Hilton, Room PDR18 -- 4th Floor, 17 E. Monroe Street, Chicago, Illinois. The accompanying proxy is solicited by the Board of Directors of the Company for use at the Annual Meeting and any adjournments thereof.

                              GENERAL INFORMATION

VOTING SECURITIES

     The Board of Directors has fixed the close of business on December 6, 1996 as the record date for determining shareholders entitled to notice of and to vote at the Annual Meeting. As of the record date, the Company had outstanding 24,458,152 shares of Common Stock. Each of the outstanding shares of Common Stock is entitled to one vote.

PROXIES

     Robert N. Gurnitz and Timothy J. Bondy, named on the proxy card accompanying this Proxy Statement, were selected by the Board of Directors of the Company to serve as proxies. Messrs. Gurnitz and Bondy are each executive officers of the Company. Each executed and returned proxy will be voted in accordance with the directions indicated thereon, or if no direction is indicated, in accordance with the recommendations of the Board of Directors contained in this Proxy Statement. Each shareholder giving a proxy has the power to revoke it at any time before the shares it represents are voted. Revocation of a proxy is effective upon receipt by the Secretary of the Company of either
(i) an instrument revoking the proxy, or (ii) a duly executed proxy bearing a later date. Additionally, a shareholder may change or revoke a previously executed proxy by voting in person at the Annual Meeting.

REQUIRED VOTE

     A plurality of the votes cast in person or by proxy is required to elect directors.

     Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspectors appointed for the meeting and will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

ANNUAL REPORT TO SHAREHOLDERS

     The Company's Annual Report to Shareholders for the fiscal year ended July 31, 1996, containing financial and other information pertaining to the Company, is being furnished to shareholders simultaneously with this Proxy Statement.

MAILING AND EXPENSES

     This Proxy Statement and accompanying form of proxy were first released to shareholders on or about December 16, 1996. Expenses incurred in the solicitation of proxies will be borne by the Company.

                             ELECTION OF DIRECTORS

     The Company's Board of Directors consists of ten directors. The Bylaws of the Company provide for the election of directors to staggered terms of two years. Accordingly, five directors will be elected at this Annual Meeting for a term of two years.

NOMINEES

     The following persons, if elected at the Annual Meeting, will serve as directors until the earlier of the Annual Meeting of the Company's shareholders following fiscal 1998 or until their successors are duly elected and qualified.

                               NAME                      AGE     SERVED AS DIRECTOR SINCE
            ------------------------------------------   ---     ------------------------
            William F. Andrews(1).....................   65                1994
            Darius W. Gaskins, Jr.(3)(4)..............   57                1994
            Thomas A. Gildehaus.......................   56                  --
            Robert N. Gurnitz(2)......................   58                1991
            Michael E. Lubbs..........................   49                  --

---------------
(1) Member of Audit Committee
(2) Member of Executive Committee.
(3) Member of Pension Committee.
(4) Member of Compensation Committee.

     William F. Andrews is Chairman of Schrader--Bridgeport International Inc. ("Schrader--Bridgeport"), a manufacturer of tire valves and pressure control devices, and Chairman of Scovill Fasteners, Inc. ("Scovill"), a manufacturer of fasteners. From 1993 to 1995, Mr. Andrews was Chairman and Chief Executive Officer of Amdura Corporation, a manufacturer of hardware and industrial equipment. From 1990 to 1992, he was President and Chief Executive Officer of UNR Industries, Inc., a diversified manufacturer of steel products ("UNR"). Prior to 1990, Mr. Andrews was President of Massey Investment Company and Chairman, President and Chief Executive Officer of Singer Sewing Company, a distributor of audio/visual and small appliances. Mr. Andrews is also a Director of Black Box Corporation, Corrections Corporation of America, Johnson Controls, Inc., Katy Industries, Navistar, Inc. and Southern New England Telephone Company.

     Darius W. Gaskins, Jr. has been a Partner of Carlisle, Fagan, Gaskins & Wise, Inc., a management consulting firm, since 1993, and a Partner of High Street Associates, Inc., an investment partnership, since 1991. From 1994 to 1995, Mr. Gaskins was Chairman of Leaseway Transportation Corporation, a distribution services provider. Mr. Gaskins is also a Director of Anacomp, Inc., a micrographics supplier, Sapient Corporation, a software company, and UNR.

     Thomas A. Gildehaus has been President, Chief Executive Officer and a Director of UNR since 1992. From 1982 to 1992, Mr. Gildehaus was an Executive Vice President and Director of Deere & Company, an industrial and construction equipment manufacturer. Mr. Gildehaus is also an advisory director of Bank of America Illinois.

     Robert N. Gurnitz has been Chairman of the Board of the Company since 1994. He has also been the Company's Chief Executive Officer since 1991 and was President from 1991 to 1996. From 1988 through 1990, Mr. Gurnitz was President and Chief Operating Officer of Webcraft Technologies, Inc. From 1985 through 1988, Mr. Gurnitz was President of Bethlehem Steel's Shape and Rail Products Division. Prior to that position, Mr. Gurnitz spent 19 years with Rockwell International, where he headed a number of its worldwide transportation components businesses.

     Michael E. Lubbs has been an electronics and instrumentation technician for the Company since 1986.

     Pursuant to an agreement between KNSW Acquisition Company, L.P. ("KNSW") and the ESOP, KNSW has agreed to use its reasonable best efforts to cause at least one designee of the ESOP to be nominated for election to the Board of Directors for so long as the ESOP holds 5% or more of the outstanding Common Stock on a fully-diluted basis. The designee for this Annual Meeting of Shareholders is Michael E. Lubbs.

     If at the time of the Annual Meeting any of the nominees should be unable or decline to serve, the persons named in the proxy will vote for such substitute nominee or nominees as the Board of Directors recommends, or vote to allow the vacancy created thereby to remain open until filled by the Board as the Board recommends. The Board of Directors has no reason to believe that any nominee will be unable or will decline to serve as a director if elected.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ALL NOMINEES.

OTHER DIRECTORS

     The following persons will continue to serve as directors of the Company after the Annual Meeting until their terms of office expire at the Annual meeting of Shareholders following fiscal 1997 or until their successors are elected and qualified.

                               NAME                       AGE    SERVED AS DIRECTOR SINCE
            -------------------------------------------   ---    ------------------------
            Warner C. Frazier (1)......................   64               1995
            James A. Kohlberg (2)(4)...................   39               1992
            Christopher Lacovara (2)(3)(4).............   32               1992
            Albert G. Pastino (1)......................   54               1995
            George W. Peck IV..........................   64               1992

---------------
(1) Member of Audit Committee
(2) Member of Executive Committee.
(3) Member of Pension Committee.
(4) Member of Compensation Committee.

     Warner C. Frazier has been Chairman and Chief Executive Officer of Simplicity Manufacturing, Inc., a manufacturer of outdoor power equipment ("Simplicity"), since 1988 and was President of Simplicity from 1988 to 1996. He is also a Director of ABT Building Products Corporation, a specialty building products manufacturer ("ABT"), and Rexworks, Inc., a manufacturer of landfill compactors.

     James A. Kohlberg has been a Principal of Kohlberg & Co., L.P. ("Kohlberg") since 1987. Mr. Kohlberg is also a Director of ABT and Simplicity.

     Christopher Lacovara has been a Principal of Kohlberg since 1995 and an associate from 1988 to 1994. Mr. Lacovara is also a Director of Schrader-Bridgeport and Scovill.

     Albert G. Pastino joined Kohlberg in 1993, and currently serves as President of KoCo Capital, L.L.C. From 1989 to 1992, Mr. Pastino was Senior Vice President of Fortis Private Capital, Inc., a private equity investment company. Mr. Pastino is a former Senior Partner of Deloitte, Haskins & Sells. Mr. Pastino is also a Director of Colorado Prime Corporation, a consumer food delivery service.

     George W. Peck IV has been a Principal of Kohlberg since 1987. Mr. Peck is also a Director of ABC Rail Products Corporation, a manufacturer of replacement parts and original equipment for the freight, railroad and transit industries and ABT.

DIRECTOR MEETINGS AND COMMITTEES

     The Board of Directors held five meetings during the fiscal year ended July 31, 1996. The Board of Directors has established an Executive Committee, an Audit Committee, a Compensation Committee and a Pension Committee. The Board does not currently have a formal Nominating Committee but nominations will be considered by the entire Board. The Executive Committee oversees the Company's operations and reports to the Board of Directors. The Audit Committee oversees actions taken by the Company's independent auditors, recommends the engagement of auditors and reviews the Company's financial policies. The Compensation Committee approves the compensation of executives of the Company, makes recommendations to the Board of Directors with respect to standards for setting compensation levels and administers the Company's incentive plans. The Pension Committee administers the Company's pension plans. During the fiscal year July 31, 1996, the Compensation Committee and Audit Committee each met once, and the Executive Committee and Pension Committee conferred on a number of occasions informally.

     Each director attended at least 75% of the aggregate number of the board meetings and committee meetings, of which he was a member, held during fiscal year 1996.

DIRECTOR COMPENSATION

     Pursuant to the Company's Director Stock Option Plan, directors who are not employees of the Company or affiliates of KNSW, receive 2,500 Options on an annual basis during their tenure as directors and are paid a quarterly fee of $3,000. During the fiscal year ended July 31, 1996, Messrs. Andrews, Gaskins, Frazier and Williams each received 2,500 options to purchase shares of Common Stock at $7.25 per share.

                                   MANAGEMENT

     Set forth below is a table identifying the executive officers of the Company.

                   NAME                      AGE                     POSITION
------------------------------------------   ---    ------------------------------------------
Robert N. Gurnitz.........................   58     Chairman of the Board and Chief Executive
                                                    Officer
Richard D. Way............................   55     President and Chief Operating Officer
Timothy J. Bondy..........................   47     Vice President, Chief Financial Officer,
                                                    Secretary and Treasurer
Kenneth J. Burnett........................   52     Vice President of Operations--Houston
William H. Hillpot........................   44     Vice President--Wire Operations and
                                                    Materials Management
Andrew R. Moore...........................   43     Vice President--Human Resources
David C. Oberbillig.......................   52     Vice President, Sales--Wire Products
                                                    Division
Michael S. Venie..........................   48     Vice President--Sales and Marketing

     Robert N. Gurnitz has been Chairman of the Board of the Company since 1994. He has also been the Company's Chief Executive Officer since 1991 and was President from 1991 to 1996. From 1988 through 1990, Mr. Gurnitz was President and Chief Operating Officer of Webcraft Technologies, Inc. From 1985 through 1988, Mr. Gurnitz was President of Bethlehem Steel's Shape and Rail Products Division. Prior to that position, Mr. Gurnitz spent 19 years with Rockwell International, where he headed a number of its worldwide transportation components businesses.

     Richard D. Way has been President and Chief Operating Officer of the Company since September 1996. He had been Senior Vice President--Sterling Operations of the Company since July 1994 and from January 1994 through July 1994, he was Vice President of Operations--Steel Division. From 1990 through 1994, Mr. Way was Senior Vice President--Manufacturing of Shieldalloy Metallurgical Corporation. Prior thereto, Mr. Way held senior operating positions with Bethlehem Steel and Rouge Steel.

     Timothy J. Bondy has been Vice President, Chief Financial Officer, Secretary and Treasurer since January 1996. From 1989 to 1995 Mr. Bondy was Vice President--Finance and Chief Financial Officer of Dean Foods Company and was Corporate Controller of Dean Foods Company in 1988.

     Kenneth J. Burnett has been Vice President of Operations--Houston of the Company since 1994. From 1990 through 1994 he was the Company's Vice President of Operations--Steel Division.

     William H. Hillpot has been Vice President--Wire Operations and Materials Management since 1996. From 1994 to 1996, he was Vice President--Materials Management and Business Development and from 1993 through 1994, he was the Company's Vice President--Business Development. From 1991 to 1992, he was Vice President--Materials and Information Management of Armco Steel Company, L.P.

     Andrew R. Moore has been Vice President--Human Resources since October 1996. Mr. Moore was previously the Manager of Employee Benefits for the Company from November 1992 and Manager of Labor Relations and Employee Benefits from May 1990.

     David C. Oberbillig has been Vice President, Sales--Wire Products Division of the Company since 1987.

     Michael S. Venie has been Vice President--Sales and Marketing since September 1995. From 1991 through 1995 Mr. Venie was Vice President--Automotive Marketing of Kaiser Aluminum & Chemical Corporation ("Kaiser"). From 1986 through 1991, Mr. Venie was Vice President--Sales and Marketing-- Rod, Bar & Wire Division at Kaiser.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

     The following Summary Compensation Table discloses, for the fiscal years indicated, individual compensation information on the Company's Chief Executive Officer and the next four most highly compensated executive officers (the "Named Officers") in fiscal 1996.

                                                             ANNUAL COMPENSATION              LONG-TERM
                                                     -----------------------------------    COMPENSATION
                                            FISCAL                 BONUS    OTHER ANNUAL   ---------------
       NAME AND PRINCIPAL POSITION           YEAR    SALARY ($)   ($)(1)    COMPENSATION   # OPTION AWARDS
------------------------------------------  ------   ----------   -------   ------------   ---------------
Robert N. Gurnitz.........................   1996      380,747          0     30,155(2)         90,000
Chairman of the Board                        1995      320,252    325,644     34,694(2)         25,000
and Chief Executive Officer                  1994      289,997          0     32,619(2)         50,000
Richard D. Way(3).........................   1996      207,497          0      6,025(4)         35,000
President and Chief                          1995      169,498     85,696     17,738(4)         17,500
Operating Officer                            1994       80,835          0     22,829(4)         45,000
Michael S. Venie(5).......................   1996      141,250          0      9,297(6)         60,000
Vice President--Sales and Marketing
Kenneth J. Burnett........................   1996      123,750          0      6,188(7)         12,000
Vice President of Operations--               1995      111,972     75,413     15,241(7)          6,000
Houston                                      1994      105,430          0     25,272(7)          6,000
William H. Hillpot........................   1996      119,750          0      3,593(8)         12,000
Vice President--Wire Operations              1995      107,747     68,557     12,824(8)          6,000
and Materials Management                     1994      101,247          0     98,466(8)          5,000

---------------
(1) All of the fiscal 1995 bonus was accrued in fiscal 1995 and paid in fiscal 1996.
(2) Includes reimbursement of moving expenses, retirement annuity, life insurance, 401(k) contributions made by the Company and car allowance. Moving expenses accounted for $5,682 of the amount shown in the fiscal year ended July 31, 1994. Retirement annuity expenses accounted for $8,342 and $15,000 of the amount shown for each of the fiscal years ended July 31, 1995 and 1994.
(3) Mr. Way was hired effective January 1, 1994 and he was named President and Chief Operating Officer in September 1996.
(4) Includes reimbursement of moving expenses and 401(k) contributions made by the Company. Moving expenses accounted for $11,806 and $20,000 for fiscal years ended July 31, 1995 and 1994, respectively.
(5) Mr. Venie was hired effective September 1, 1995.
(6) Includes reimbursement of $5,184 in moving expenses and 401(k) contributions made by the Company.
(7) Includes reimbursement of moving expenses and 401(k) contributions made by the Company. Moving expenses accounted for $9,643 and $20,000 for fiscal years ended July 31, 1995 and 1994, respectively.
(8) Includes 401(k) contributions made by the Company and reimbursements of $9,592 and $95,428 in moving expenses in fiscal 1995 and 1994, respectively.

OPTION/SAR GRANTS IN LAST FISCAL YEAR

     The following table discloses, for the Named Officers, information regarding stock options and warrants granted during fiscal 1996 pursuant to the Company's 1994 Long-Term Incentive Plan.

                                                                                                      POTENTIAL
                                                                                                 REALIZABLE VALUE AT
                                                                                                   ASSUMED ANNUAL
                                                    INDIVIDUAL GRANTS                              RATES OF STOCK
                           -------------------------------------------------------------------   PRICE APPRECIATION
                           NUMBER OF     % OF TOTAL                    EXERCISE                  FOR OPTION TERM (2)
                            OPTIONS    OPTIONS GRANTED     FMV AT        PRICE      EXPIRATION   -------------------
          NAME              GRANTED     TO EMPLOYEES     GRANT DATE   (PER SHARE)      DATE         5%        10%
-------------------------  ---------   ---------------   ----------   -----------   ----------   --------   --------
Robert N. Gurnitz........    90,000         26.5%           6.75            (1)      4/25/2006   $252,900   $838,800
Richard D. Way...........    35,000          10.3           6.75            (1)      4/25/2006     98,350    326,200
Michael S. Venie.........    40,000          11.7           9.625        9.625        9/1/2005    242,000    613,400
                             20,000           5.9           6.75            (1)      4/25/2006     56,200    186,400
William H. Hillpot.......    12,000           3.5           6.75            (1)      4/25/2006     33,720    111,840
Kenneth J. Burnett.......    12,000           3.5           6.75            (1)      4/25/2006     33,720    111,840

---------------
(1) One-third of options have an exercise price of $7.42 per share and vest on 4/25/97; one-third have an exercise price of $8.17 per share and vest on 4/25/98; one-third have an exercise price of $8.98 per share and vest on 4/25/99. The average exercise price is $8.19.

(2) Potential realizable value is presented net of the option exercise price but before any federal or state income taxes associated with exercise. These amounts reflect certain assumed rates of appreciation set forth in the Securities and Exchange Commission's executive compensation disclosure rules. Actual gains, if any, on stock option exercises depend on future performance of the Common Stock and overall market conditions.

OPTION EXERCISES AND FISCAL YEAR END VALUES FOR THE FISCAL YEAR ENDING JULY 31, 1996(1)

     The following table shows information regarding the exercise of stock options during fiscal 1996 by the Named Officers and the number and value of any unexercised stock options held by them as of July 31, 1996:

                                                                                             VALUE OF UNEXERCISED
                                                                NUMBER OF UNEXERCISED            IN-THE-MONEY
                                     SHARES        VALUE           OPTIONS/SARS AT              OPTIONS/SARS AT
                                  ACQUIRED ON     REALIZED           FY-END (#)                   FY-END ($)
             NAME                 EXERCISE (#)      ($)       EXERCISABLE/UNEXERCISABLE    EXERCISABLE/UNEXERCISABLE
-------------------------------   ------------    --------    -------------------------    -------------------------
Robert N. Gurnitz..............         0             0            379,166/160,834              $379,688/42,188
Richard D. Way.................         0             0             33,333/64,167                     0/0
Michael S. Venie...............         0             0               0/60,000                        0/0
William H. Hillpot.............         0             0             50,333/22,667                50,625/5,625
Kenneth J. Burnett.............         0             0             73,500/25,500                75,938/8,438

---------------
(1) The closing price of the Common Stock on July 31, 1996 was $5.125.

EMPLOYMENT AGREEMENTS

     The Company has entered into an amended and restated employment agreement (the "Gurnitz Agreement") with Robert N. Gurnitz effective July 22, 1994 on the terms set out therein. The Gurnitz Agreement establishes an annual base salary of not less than $305,000 per year plus an annual target bonus of not less than $195,700 per year. The amount of the bonus actually earned each year, if any, will be based on the Company's performance. The Gurnitz Agreement provides for the establishment of a nonqualified supplemental executive retirement plan which provides the additional benefits which would have been payable to Mr. Gurnitz under the Northwestern Steel and Wire Company's Pension Plan B and 401(k) Salary Deferral Plan if not for the limits imposed by the Internal Revenue Code (subject to certain limitations set out in the Internal Revenue Code and the plans themselves) and credits Mr. Gurnitz with an additional 1.5 years of service (reflective of his prior industrial service) up to age 65 for each year of service, beginning July 22, 1994. In addition, the Gurnitz Agreement requires the Company to continue to purchase a standard disability income policy for Mr. Gurnitz and to continue to pay Mr. Gurnitz in cash such amounts as are required to pay the annual premiums on a life insurance policy on the life of Mr. Gurnitz in the amount of $1,000,000 and to continue to provide for certain other fringe benefits commensurate with Mr. Gurnitz's position as Chairman and Chief Executive Officer of the Company. The Gurnitz Agreement further provides that in the event Mr. Gurnitz's employment is terminated by the Company other than for cause or disability, or by Mr. Gurnitz for good reason (as such terms are defined in the Gurnitz Agreement), Mr. Gurnitz will be entitled to receive a single lump sum cash payment and to continue to participate in the employee benefit arrangements of the Company as are in effect at the time of his termination. The lump sum payment would equal the sum of (i) Mr. Gurnitz's annual base salary as then in effect and (ii) Mr. Gurnitz's annual target bonus as then in effect, and his participation in Company benefit arrangements would continue through the first anniversary of the date of his termination. If Mr. Gurnitz's employment is terminated by the Company for any reason or by Mr. Gurnitz for good cause, in either case within two years of a change in control (as defined in the Gurnitz Agreement), Mr. Gurnitz will be entitled to receive a single lump sum cash payment equal to twice the aggregate of Mr. Gurnitz's annual base salary and target bonus as then in effect. The Gurnitz Agreement also provides that Mr. Gurnitz is subject to a two year covenant not to compete upon termination of Mr. Gurnitz's employment unless such termination is by the Company without cause or within two years of a change in control or by the resignation of Mr. Gurnitz with good reason.

PENSION PLAN

     The Company maintains a pension plan for all eligible employees. A participant who retires on or after turning 65 and has completed at least five years of service will qualify for an annual pension equal to 1.1% of the participant's average earnings for each year of service not in excess of 30 years and 1.2% of the participant's final average earnings for each year of service in excess of 30 years. Final average earnings are based on total compensation (exclusive of certain cost-of-living adjustments) during the participant's highest five consecutive years in the participant's last 15 years of service. A deferred vested pension benefit normally commencing at age 65 is provided for any employee who does not qualify for retirement under the plan but has completed at least five years of service.

     Years of service for purposes of the plan with respect to the officers named in the Summary Compensation Table are as follows: Mr. Gurnitz, 5 years; Mr. Way, 2 years; Mr. Venie, 1 year; Mr. Hillpot, 3 years; and Mr. Burnett, 33 years.

     The following table shows the projected annual pension benefits payable, under the pension plan at the normal retirement age of 65:

         ANNUAL NORMAL PENSION BENEFITS FOR YEARS OF SERVICE SHOWN (1)

 AVERAGE ANNUAL
PENSION EARNINGS                  5 YEARS     10 YEARS     20 YEARS     30 YEARS     40 YEARS     50 YEARS
-------------------------------   -------     --------     --------     --------     --------     --------
  $ 50,000.....................   $ 2,750     $  5,500     $ 11,000     $ 16,500     $ 22,500     $ 28,500
   100,000.....................     5,500       11,000       22,000       33,000       45,000       57,000
   150,000.....................     8,250       16,500       33,000       49,500       67,500       85,500
   200,000.....................     8,250       16,500       33,000       49,500       67,500       85,500
   250,000.....................     8,250       16,500       33,000       49,500       67,500       85,500
   300,000.....................     8,250       16,500       33,000       49,500       67,500       85,500
   350,000.....................     8,250       16,500       33,000       49,500       67,500       85,500
   400,000.....................     8,250       16,500       33,000       49,500       67,500       85,500

---------------
(1) Normal pension benefits are formula based and are not subject to a social security offset. With exceptions not applicable to any of the officers named in the above compensation table, Sections 401(a)(17) and 415 of the Internal Revenue Code limit the annual pension earnings that can be considered under the plan to $150,000 and the annual benefits to $118,800 for retirement after December 31, 1993.

RULE 16(B) COMPLIANCE

     The Company's executive officers, directors and 10% shareholders are required under the Securities Exchange Act of 1934, as amended, to file reports of ownership with the Securities and Exchange Commission. Copies of these reports must also be furnished to the Company. Based solely upon a review of copies of such reports, or written representations that no reports were required, the Company believes that except as set forth below, during fiscal 1996, all filing requirements applicable to its executive officers, directors and 10% shareholders were complied with by such persons.

     During fiscal 1996, the Company believed that its executive officers and directors were in compliance with applicable filing requirements; however, while conducting a review of previous filings following the end of fiscal 1996 it came to the Company's attention that the following filings were not made in a timely manner: a Form 3 upon Mr. Venie becoming an executive officer in September 1995 which should have included the reporting of an option grant on such date; a Form 3 with respect to Thomas M. Vercillo in March 1996; Form 5's to report option grants in 1995 to Messrs. Burnett, Gurnitz, Hillpot, Oberbillig and Way and John
C. Meyer (formerly an executive officer of the Company); a Form 3 filed with respect to Mr. Burnett in 1993 failed to report certain shares held through the ESOP; and a Form 5 to report one option grant in 1995 and Form 4's to report the sale of 10,000 shares in each of January 1996 and February 1996 with respect to Edward G. Maris, formerly an executive officer of the Company. Each of the above-listed reports was subsequently filed or amended.

                        REPORT OF COMPENSATION COMMITTEE
                           ON EXECUTIVE COMPENSATION

     This Report outlines the Company's management compensation philosophy and reviews the compensation decisions made in fiscal 1996 regarding Mr. Gurnitz and the other named executives.

MANAGEMENT COMPENSATION PHILOSOPHY

     To advance the interests of its shareholders, the Company has based its management compensation decision on three principles.

     First, base salaries should be sufficient to attract and retain qualified management talent, without exceeding competitive practice at similar companies in the steelmaking and related industries.

     Second, annual incentive programs should provide opportunity for significant increases in compensation, based on meeting or exceeding pre-determined performance targets.

     Third, a substantial portion of total compensation opportunity should reflect increased shareholder value, as measured by increases in the Company's stock price.

CRITERIA USED FOR MAKING COMPENSATION DECISIONS IN FISCAL 1996

     This section describes the criteria used by the Compensation Committee regarding compensation decisions affecting Mr. Gurnitz and the named executives.

     Base Salary

     In April 1996, based on an independent compensation consulting firm's study of competitive compensation levels for the Company's key executives, the Compensation Committee approved salary midpoints for each executive position, which were based on the executive positions' size adjusted median competitive base salaries. The Compensation Committee then approved adjustments for selected executives effective May 1996. As part of these actions, the Compensation Committee increased Mr. Gurnitz's annual salary from $361,000 to $425,000, which reduced the gap between it and the salary midpoint, and thus brought it closer to size adjusted median competitive practice for the industry.

     Annual Incentive Program

     In December 1995, the Compensation Committee approved the fiscal 1996 incentive program for Mr. Gurnitz and other key executives (including the named executives). Target awards ranged from 20% of base salary midpoint to 50% of base salary midpoint (for Mr. Gurnitz). Awards were calculated by formula, based exclusively on the Company's adjusted operating income performance as compared to the Company's business plan. In fiscal 1996, the Company achieved less than 85% of its adjusted operating income plan. As a result, Mr. Gurnitz and the other named executives earned no annual incentive award for fiscal 1996.

     Long-Term Incentive Program

     In an effort to further increase the alignment of interests between key employees and shareholders, the 1994 Long-Term Incentive Plan was approved at the Annual Meeting of Shareholders on January 20, 1994. On April 25, 1996, 90,000 stock options were awarded to Mr. Gurnitz and an aggregate of 79,000 stock options were awarded to the other Named Officers. The fair market value of the Common Stock on the date of the grant was $6.75 per share. The options vest in one-third increments on each of the three anniversary dates of the award, at prices of $7.42, $8.17. and $8.98 per share, respectively. In determining the size of the grants to Mr. Gurnitz and the other named executives, the Compensation Committee considered median competitive practice and each executive's contribution to the Company's financial performance, as well as the motivational impact of the award on each individual's future efforts to increase shareholder value.

     Compensation Committee Members as of July 31, 1996

     James A. Kohlberg(1)    Darius W. Gaskins, Jr.    Christopher Lacovara
---------------

(1) Chairman of Compensation Committee

PERFORMANCE GRAPH

     The following graph compares the cumulative total return on $100 invested on June 11, 1993 (the first day of public trading of the Common Stock) in the Common Stock of the Company, the S&P 400 Index and the S&P Steel Index. The return of the Standard & Poor's indices is calculated assuming reinvestment of dividends during the period presented. The Company has not paid any dividends. The stock price performance on the graph below is not necessarily indicative of future price performance.

            COMPARISON OF CUMULATIVE TOTAL RETURN AMONG NORTHWESTERN STEEL AND WIRE COMPANY, S&P 400 INDEX AND S&P STEEL INDEX

      MEASUREMENT PERIOD         NORTHWESTERN      S&P STEEL      S&P 400 IN-
    (FISCAL YEAR COVERED)            STEEL           INDEX            DEX
6/11/93                                    100             100             100
7/30/93                                 103.30           87.48           97.60
7/29/94                                 115.30          121.63          105.31
7/31/95                                 125.00          101.58          135.35
7/31/96                                  64.06           80.76          156.09

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

     The table below sets forth certain information regarding beneficial ownership of Common Stock as of December 1, 1996, by each person or entity known to the Company who owns of record or beneficially five percent or more of the Common Stock, by each Named Officer, director and director nominee and all executive officers, directors and director nominees as a group.

                                                                                    PERCENTAGE
                                                                     NUMBER OF          OF
                                                                     SHARES OF     OUTSTANDING
                               NAME                                 COMMON STOCK   COMMON STOCK
------------------------------------------------------------------- ------------   ------------
KNSW Acquisition Company, L.P. (1).................................   8,687,000         34.6%
United National Bank, as Trustee (2)...............................   3,781,179         15.1
William F. Andrews (3).............................................      13,020            *
Kenneth J. Burnett (4).............................................      84,369            *
Warner C. Frazier (3)..............................................       5,000            *
Darius W. Gaskins, Jr. (3).........................................      22,500            *
Thomas A. Gildehaus................................................      10,000            *
Robert N. Gurnitz (3)..............................................     525,757          2.1
William H. Hillpot (3).............................................      55,333            *
James A. Kohlberg (5)..............................................   8,687,000         34.6
Jerome Kohlberg, Jr. (5)...........................................   8,687,000         34.6
Christopher Lacovara...............................................          --            *
Michael E. Lubbs (6)...............................................       6,948            *
W. Dexter Paine III (5)............................................   8,687,000         34.6
Albert G. Pastino..................................................          --            *
George W. Peck IV (5)..............................................   8,687,000         34.6
Michael S. Venie (3)...............................................       8,000            *
Richard D. Way (3).................................................      40,833            *
Richard F. Williams (4)............................................      14,424            *
All executive officers, directors and nominees as a group (19
  persons) (5).....................................................   9,492,672         37.9

---------------
 *  Less than 1%.
(1) KNSW owns directly 8,687,000 shares of Common Stock. Kohlberg Associates, L.P., a Delaware limited partnership ("Associates"), is the general partner of KNSW. Kohlberg & Kohlberg, George W. Peck IV and W. Dexter Paine III are the general partners of Associates. Jerome Kohlberg, Jr. and James A. Kohlberg are general partners of Kohlberg & Kohlberg. KNSW has agreed to use its reasonable best efforts to cause at least one designee of the ESOP to be nominated to the Board of Directors. Messrs. Kohlberg, Kohlberg, Peck and Paine may be deemed to share voting and dispositive power as to all shares of Common Stock owned by KNSW. Messrs. Kohlberg, Kohlberg, Peck and Paine disclaim beneficial ownership with respect to such shares. The address for KNSW is c/o Kohlberg & Co., 111 Radio Circle, Mt. Kisco, NY 10549.
(2) United National Bank is the trustee of the ESOP. The address for United National Bank is 1501 Market St., Wheeling, WV 25003.
(3) Includes shares issuable pursuant to options which may be exercised within 60 days after December 1, 1996.
(4) Includes shares issuable pursuant to options which may be exercised within 60 days after December 1, 1996 and ownership interest in the ESOP.
(5) Includes the 8,687,000 shares of Common Stock owned by KNSW. See Note 1.
(6) Includes ownership interest in the ESOP.

                              CERTAIN TRANSACTIONS

     In August 1992, the Company underwent a reorganization which included the sale of 8,687,000 shares of Common Stock to KNSW (the "1992 Investment"), which represented at such time approximately 52% of the outstanding Common Stock. KNSW is an affiliate of Kohlberg. At the time of the 1992 Investment, the Company and Kohlberg entered into a fee agreement (the "Fee Agreement") pursuant to which Kohlberg agreed to provide such advisory and management services to the Company and its subsidiaries as the Board of Directors reasonably requests in consideration for which the Company pays Kohlberg a fee of $43,435 per fiscal quarter at the beginning of each quarter. The Fee Agreement provides that Kohlberg, but not the Company, may terminate the Fee Agreement at any time. The Fee Agreement will terminate automatically on the earlier of the end of the fiscal year in which KNSW's percentage interest in the outstanding Common Stock is less than 25% and the tenth anniversary of the Fee Agreement. Fees may not be increased through July 31, 2000. The Fee Agreement also provides that the Company will indemnify Kohlberg and its affiliates and their respective partners, officers, directors, stockholders, agents and employees against any third party claims arising from the Fee Agreement and the services provided thereunder, the 1992 Investment or their equity interest in the Company.

     Pursuant to the terms of the ESOP, the Company is obligated to pay certain fees and expenses of the ESOP, which for the year ended July 31, 1996 aggregated $74,608.

          SHAREHOLDER PROPOSALS TO BE PRESENTED AT NEXT ANNUAL MEETING

     Proposals of Shareholders intended to be presented by such Shareholders at next year's Annual Meeting must be received by the Company at its principal office no later than September 15, 1997 and must satisfy the conditions established by the Securities and Exchange Commission for shareholder proposals to be included in the Company's proxy statement for that meeting.

                                              By Order of the Board of Directors

                                                    Timothy J. Bondy
                                                    Secretary
Sterling, Illinois
December 16, 1996

                      NORTHWESTERN STEEL AND WIRE COMPANY
                               121 WALLACE STREET
                         STERLING, ILLINOIS 61081-0618

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

    The undersigned holder of shares of Common Stock (the "Common Stock") of Northwestern Steel and Wire Company (the "Company") hereby appoints Robert N. Gurnitz and Timothy J. Bondy, or either of them with full power of substitution, as proxies to vote all of the shares of Common Stock of the Company held of record by the undersigned as of December 6, 1996, at the Annual Meeting of Shareholders of the Company to be held on Thursday, January 16, 1997 at 10:30 a.m., Central Standard Time, at The Palmer House Hilton, Room PDR18 - 4th Floor, 17 E. Monroe Street, Chicago Illinois and at any adjournments thereof upon the following matters.

1.  ELECTION OF DIRECTORS

    FOR all nominees listed below  [ ]    WITHHOLD AUTHORITY to vote for
all nominees listed below  [ ]

       William F. Andrews, Darius W. Gaskins, Jr., Robert N. Gurnitz,
                 Thomas A. Gildehaus, Michael E. Lubbs

    [ ]  For all nominees except __ .

2. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournments thereof.

                          PLEASE SIGN ON REVERSE SIDE

    This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder. IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED "FOR" THE ABOVE ITEMS and in accordance with the determination of the Board of Directors as to other matters.

    Please date and sign exactly as your name appears below. When shares are held by joint owners, both owners should sign. When signing as executor, administrator, trustee, guardian, attorney-in-fact or other fiduciary, please give title as such. When signing for a corporation, please sign the full corporate name by the President or other authorized officer. If you sign for a partnership, please sign in partnership name by an authorized person. If you receive more than one proxy card, please sign and return all cards received.

Dated: __ , 199_                Signature __

                                Signature __
                                     (if
                                          held
                                          jointly)

   PLEASE COMPLETE, SIGN, DATE AND RETURN THIS PROXY CARD PROMPTLY, USING THE
                               ENCLOSED ENVELOPE.